Exhibit 10.23

AMENDMENT TO THE LETTER AGREEMENT
BETWEEN
HONEYWELL INTERNATIONAL INC. AND LARRY KITTELBERGER,
DATED JULY 27 2001

          WHEREAS, Honeywell International Inc. (the “Company”) and Mr. Larry E. Kittelberger (the “Executive”) entered into a letter agreement dated July 27, 2001 (the “Letter Agreement”) which was intended to set forth certain terms and conditions relating to the compensation and benefits for which Executive would be eligible during his employment with the Company; and

          WHEREAS, the Company and the Executive wish to amend the Letter Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

          NOW, THEREFORE, the Letter Agreement is hereby amended effective December 31, 2008 in the following manner:

1.	Under Section I “Compensation,” the subsection entitled “Annual Incentive Bonus” shall be replaced in its entirety with the following language:

“Annual Incentive Bonus: You shall be eligible for annual awards under the Honeywell International Inc. Incentive Compensation Plan for Executive Employees with a short-term incentive compensation target opportunity of at least 100% of your annual cash base salary earnings during the year.”

2.	Under Section II “Benefits,” the final sentence of the subsection entitled “Pension” shall be replaced in its entirety with the following sentence:

“Your Band 6 SERP benefit shall be available in an annuity (determined in accordance with the assumptions specified in the Band 6 SERP at the time of your termination or retirement) and shall be reduced by the actuarial value of any qualified pension benefit payable to you under the terms of any tax-qualified pension plan of the Company which has not already been taken into account in determining the Band 6 SERP benefit.”

3.	Under Section II “Benefits,” the following new sentence shall be added immediately prior to the final sentence of the subsection entitled “Medical and Dental Plans”:

“Such cash payment shall be made to you on March 15th of the year following the year in which such annual premium cost was incurred.”

4.	Under Section II “Benefits,” the subsection entitled “Executive Severance” shall be replaced in its entirety with the following language:

“The Company will provide 36 months, or such longer period as provided in this letter, of Cash Base Salary, Annual Incentive Bonus at the target bonus opportunity then in effect, and the Benefits (collectively the “Severance”), in the event of your involuntary termination for other than Gross Cause or termination by you for Good Reason. Such Severance shall be payable in accordance with the terms and conditions of Honeywell’s Severance Plan for Senior Executives (the “Severance Plan”), as may be amended from time to time. Gross Cause and Good Reason shall have the same meaning as said terms are currently defined in the Severance Plan as amended and restated effective as of May 1, 1999. The term Good Reason shall also mean any change in your direct reporting relationship to David Cote (currently Chairman of the Board/CEO) or his successor or your removal from the Honeywell Leadership Council for reasons other than Gross Cause. In addition, you will become fully vested in all of the Plans listed below (other than any qualified pension or savings plan) and the Company will allow all unvested equity to continue to vest as scheduled and all options provided under the Long Term Incentive Award to be exercisable in the same manner as if you were still employed.

Notwithstanding the foregoing, if you are a “Specified Employee” within the meaning of Section 409A at the time of your Separation from Service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), the payment of Severance to which you would otherwise be entitled during the first six months following your Separation from Service shall be deferred and paid in a lump sum on the first day of the seventh month following such Separation from Service (or, if earlier, the date of your death), with no interest or earnings accruing on such payments during the deferral period.”

5.	Under Section III “Plan Participation and Benefits Guarantee” the second and third paragraphs shall be replaced in their entirety with the following language:

“To the extent all Benefits provided in this offer letter (the “Benefits”) are not provided in their entirety under the Plans, the Company guarantees that, to the extent permissible under Section 409A of the Code, you will nevertheless receive all of the Benefits. The Company further guarantees that the Board of Directors will take all actions necessary, to the extent permissible under Section 409A of the Code, to provide you with such Benefits.

If any of the Plans are modified or amended in any way which impacts your Benefits, other than to the extent necessary to comply with Section 409A of the Code or de minimis modifications to any medical, life or disability plans that shall also apply to similarly situated executives, the Company guarantees that, to the extent permissible under Section 409A of the Code, you will nevertheless receive the better of the (i) the Benefits or (ii) such benefits as are provided under any such modified or amended Plan.”

6.	Under Section III “Plan Participation and Benefits Guarantee” a new paragraph shall be inserted after the fourth paragraph, which such paragraph shall read as follows:

“The Company and you intend that the terms of this offer shall comply with Section 409A of the Code and shall be interpreted, operated and administered accordingly.”

Agreed to and Accepted:

/s/ Mark James

Mark James
Senior Vice President – Human Resources and Communications
Honeywell International Inc.

/s/ Larry E. Kittelberger

Larry E. Kittelberger

Date: December 30, 2008